EXHIBIT 10.9B

TERCICA MEDICA, INC.

AMENDMENT TO

KEY EMPLOYEE AGREEMENT

FOR

JOHN A. SCARLETT, M.D.

This Amendment (the “Amendment”) is made as of May 15, 2002, to the Key Employee Agreement (“Agreement”), dated as of February 27, 2002, entered into by and between JOHN A. SCARLETT, M.D. (“Executive”) and TERCICA MEDICA, INC., a Delaware corporation (the “Company”). All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given them in the Agreement.

WHEREAS, Dr. Ross G. Clark has requested that the Company grant him an option (the “Clark Option”) to purchase shares of the Company’s common stock in connection with his execution of a Key Employee Agreement of even date herewith; and

WHEREAS, the Company and Executive wish to amend Section 2.2(b) of the Agreement to reflect dilutive events and to reduce the number of shares subject to the Option so that the shares so removed from the Option may be granted to Dr. Clark pursuant to the Clark Option; and

WHEREAS, the Company and Executive wish to amend the Agreement to add a new Section 16 to impose those restrictions on Executive’s shares of the Company’s stock that are required by the investors in the Financing Event; and

WHEREAS, Executive is a stockholder of the Company and, as such, expects to benefit from the employment of Dr. Clark by the Company and from the Financing Event.

NOW, THEREFORE, for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Section 2.2(b) of the Agreement is amended in its entirety to read in full as follows:

(b)    Option Grant.    Within 30 days following the closing of the first Financing Event (defined in the Restricted Stock Purchase Agreement), the Company will grant Executive a stock option (the “Option”) to purchase shares of the Company’s Common Stock representing 5.078% of the Company’s total outstanding equity shares calculated on a fully-diluted basis subsequent to and taking into account the Financing Event. The exercise price per share of the Option will be equal to the fair market value of the Company’s Common Stock on the date of the grant as determined by the Board. The

Option will be subject to the following vesting schedule: as long as Executive remains employed by the Company at such times, twenty-five percent (25%) of the Option shares will be vested and immediately exercisable upon the first anniversary of the date of grant, and the remaining Option shares will vest in thirty-six (36) equal monthly installments thereafter, so as to be one hundred percent (100%) vested on the four (4) year anniversary of the date of Option grant.

2.    The Agreement is hereby amended to add the following Section 16:

16.    Restrictions on Equity Transfers.

(a)    Investors’ Rights Agreement.    Executive understands that the Company intends to enter into investor rights agreements or investors’ rights agreement (collectively, “Investors’ Rights Agreements”) with certain of its investors, including Genentech, Inc. (collectively, the “Investors”), pursuant to which the Company will agree to place certain transfer restrictions on Executive’s equity securities in the Company. Accordingly, Executive agrees not to dispose of any shares of the Company’s Common Stock owned by him (unless the Board, including a majority of the Series A Directors (as that term is used in the Investors’ Rights Agreements), consents to the proposed transfer), until the earliest to occur of the following: (i) there remain outstanding less than 10,000,000 shares of the Series A Preferred Stock purchased by the Investors; (ii) the closing of the Company’s first firm commitment underwritten public offering pursuant to an effective registration statement filed by the Company under the Securities Act of 1933, as amended; (iii) the closing of any liquidation, dissolution, or winding up of the Company whether voluntary or involuntary including any sale, exchange, conveyance or other disposition of the capital stock of the Company in a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of, or the sale of all or substantially all of the Company’s assets; and (iv) the eighth anniversary of the first closing of sales of the Company’s Series A Preferred Stock to the Investors. If the relevant provisions of the Investors’ Rights Agreements, as executed, differ from the foregoing provisions of this Section 7(a), this Section 7(a) shall be similarly revised.

(b)    ROFR and Co-Sale Agreement.    Executive understands that the Company intends to enter into a right of first refusal and co-sale agreement (the “ROFR and Co-Sale Agreement”) with certain of its investors, which agreement may place certain transfer restrictions on Executive’s equity securities in the Company. Such transfer restrictions may include (i) a right of first refusal in favor of the Company and certain of its investors to purchase Executive’s equity securities in the Company before such equity securities may be sold to third parties and (ii) a co-sale right in favor of certain of the Company’s investors to participate in any proposed sales to third parties of Executive’s equity securities in the Company. Executive hereby agrees to be bound by such provisions of the ROFR and Co-Sale Agreement as a “Restricted Party” thereunder.

IN WITNESS WHEREOF, the parties have executed this Amendment on the day and year fist written above.

TERCICA MEDICA, INC.

By:	/s/ John A. Scarlett

Name:	John A. Scarlett

Title:	President/CEO

/s/ John A. Scarlett

JOHN A. SCARLETT, M.D.

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